As filed with the U.S. Securities and Exchange Commission on September 16, 2026

Registration No. 333-289849

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CALLAN JMB INC.

(Exact name of registrant as specified in its charter)

Nevada	7389	99-0931141
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

244 Flightline Drive

Spring Branch, Texas 78070-6241

(830) 438-0395

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Wayne Williams

Chief Executive Officer

Callan JMB Inc.

244 Flightline Drive

Spring Branch, Texas 78070-6241

(830) 438-0395

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross David Carmel, Esq.

Barry P. Biggar, Esq

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas,

26th Floor

New York, New York 10036

(212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

Callan JMB Inc. (the “Company,” “we,” “us,” or “our”) initially filed a Registration Statement on Form S-1 (File No. 333-289849) with the Securities and Exchange Commission (the “SEC”) on August 25, 2025 (as amended, the “Original Registration Statement”) relating to the registration for resale by the selling stockholder named therein of up to 6,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to an Equity Line of Credit Purchase Agreement, dated July 24, 2025 (as amended, the “Purchase Agreement”), between the Company and Hexstone Capital, LLC (“Hexstone”).

This Post-Effective Amendment No. 1 to Form S-1 (this “Post-Effective Amendment”) is being filed to:

(i)	include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026 (the “2025 10-K”);

(ii)	include the information contained in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026, and June 30, 2026, filed with the SEC on May 15, 2026, and August 14, 2026 respectively (the “Quarterly Reports”);

(iii)	include the information contained in the Company’s Current Report on Form 8-K filed with the SEC on August 20, 2026, August 24, 2026, August 31, 2026 and September 1, 2026;

(iv)	update the selling stockholder information and share data contained in the Original Registration Statement;

(v)	reflect the Amendment to the Purchase Agreement, dated March 10, 2026 (the “Amendment”), which modified the definition of “Transaction Documents” and the definition of “Exempt Issuance” in the Purchase Agreement; and

(vi)	make certain other updates to the prospectus contained in the Original Registration Statement, including to add recent developments disclosure.

No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement on August 25, 2025.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2026

PRELIMINARY PROSPECTUS

CALLAN JMB INC.

6,000,000 shares of Common Stock

This prospectus relates to the proposed resale by the selling stockholder named in this prospectus or its permitted assigns of up to 6,000,000 shares of our common stock with a par value of $0.001 per share (the “Common Stock”), which may be issued pursuant to a purchase agreement dated as of July 24, 2025, as amended, and as amended and restated in the First Amended and Restated Purchase Agreement, dated as of August 18, 2026 (the “ELOC Purchase Agreement”, or the “Purchase Agreement”), by and between Callan JMB Inc. (“Callan”, or the “Company”) and Hexstone Capital, LLC (“Hexstone”, or the “Selling Stockholder”).

The shares of Common Stock registered hereunder include (A) shares of Common Stock which may be issued and sold to Hexstone, at the sole discretion of and subject to an eligible purchase notice, for cash (the “Purchase Shares”), (B) shares of Common Stock which are issuable to Hexstone if we fail to file a resale registration statement covering the shares issuable to Hexstone pursuant to the ELOC Purchase Agreement (the “Filing Default Shares”) or have such resale registration statement declared effective (the “Effectiveness Default Shares”) by the deadlines specified in a registration rights agreement, dated July 24, 2025, by and between Callan and Hexstone (the “Registration Rights Agreement”) and (C) shares of Common Stock which are issuable to Hexstone if we sell less than $7,500,000 worth of shares of Common Stock to Hexstone, within two trading days after we terminate the ELOC Purchase Agreement (the “Termination Shares”).

Shares issuable under the ELOC Purchase Agreement, if and when they are sold pursuant to the terms of the ELOC Purchase Agreement, will be sold at a per share price equal to 95% (subject to decrease under certain circumstances) of the lowest daily trading price of the Common Stock during the applicable Regular Purchase Measurement Period (as defined in the ELOC Purchase Agreement). See the sections of this prospectus entitled “Prospectus Summary-The Offering” and “The Hexstone Transaction” for more detail regarding the sale of shares under the ELOC Purchase Agreement. The recent market price used throughout this prospectus may not be indicative of the final public offering price.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Common Stock by Hexstone. However, we may receive up to $75,000,000 in aggregate gross proceeds under the Purchase Agreement from sales of Common Stock we may elect to make to put to Hexstone pursuant to the Purchase Agreement after the date of this prospectus. See “The Hexstone Transaction” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding Hexstone.

Hexstone is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). The shares of Common Stock being offered hereby may be sold by the selling stockholder to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section of this prospectus entitled “Plan of Distribution.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Common Stock is trading on The Nasdaq Capital Market (“Nasdaq”) under the symbol “CJMB.” The last reported sales price of our Common Stock on Nasdaq on September 15, 2026 was $2.27 per share.

We are an emerging growth company under the federal securities laws and as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary-Implications of Being an Emerging Growth Company” for additional information.

As used in this prospectus, references to “the Company,” “Callan,” “we,” “us” or “our” refer to Callan JMB Inc., a Nevada corporation, and its subsidiaries.

Investing in our shares of common stock involves a high degree of risk. See “Risk Factors” beginning on page [number] of this prospectus for a discussion of information that should be considered in connection with an investment in our shares of common stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September   , 2026.

You should rely only on the information contained in this prospectus or any amendment or supplement to this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. Neither we nor the Selling Stockholder have authorized anyone to provide you with information different from that contained in this prospectus or any amendment or supplement to this prospectus. Neither we nor the Selling Stockholder take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information in this prospectus or any amendment or supplement to this prospectus. The information in this prospectus or any amendment or supplement to this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any amendment or supplement to this prospectus, as applicable, or any sale of the securities offered by this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For Investors Outside the United States: The Selling Stockholder is offering to sell, and seeking offers to buy, the securities offered by this prospectus only in jurisdictions where offers and sales are permitted. Neither we nor the Selling Stockholder have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities offered by this prospectus and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC and that was originally declared effective September 22, 2025. The Selling Stockholder may, from time to time, sell the securities offered by it described in this prospectus through any means described in the section titled “Plan of Distribution.” We will not receive any proceeds from the sale by the Selling Stockholder of the securities offered by it described in this prospectus. However, we may receive up to $75,000,000 in aggregate gross proceeds from the Selling Stockholder under the Purchase Agreement in connection with sales of our shares of Common Stock to the Selling Stockholder pursuant to the Purchase Agreement after the date of this prospectus.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.” You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

The distribution of this prospectus and the issuance of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our ability to achieve and maintain profitability in the future;

●	disruption of our supply chain and competition;

●	difficulty in staffing and managing geographically widespread operations;

●	our ability to respond to general economic conditions;

●	our ability to manage our growth effectively and our expectations regarding the development and expansion of our business;

●	our ability to access sources of capital, including debt financing and other sources of capital to finance operations and growth;

●	the loss of or reduced purchasing by any of our major customers, and our ability to acquire new customers and successfully retain existing customers;

●	our ability to grow market share in existing markets or any new markets we may enter;

●	our ability to develop new products, features and functionality that are competitive and meet market needs;

●	our ability to obtain approval of our application for the listing of our securities on Nasdaq;

●	the outcome of any legal or governmental proceedings that may be instituted against us; and

●	other factors detailed under the section titled “Risk Factors.”

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

In addition, statements such as “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

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PROSPECTUS SUMMARY

This summary highlights selected information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in shares of our Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, including the documents incorporated by reference herein, especially the risk factors, management’s discussion and analysis of financial condition and results of operations, and financial statements and the related notes included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, before deciding to invest in shares of our Common Stock. Unless the context requires otherwise, the words “we,” “us,” “our,” “Company” and “Callan JMB” refer collectively to Callan JMB Inc., a Nevada corporation.

Overview

Callan JMB is a vertically integrated logistics and fulfillment company which provides thermal management logistics solutions to the life sciences industry through a combination of proprietary packaging, information technology and specialized cold chain logistics knowhow. We provide a system that utilizes advanced predictive technology to revolutionize the supply chain by guaranteeing the safety, effectiveness, and potency of every product handled to ensure product integrity, and to provide immediate response in time-sensitive industries while ensuring environmental responsibility. We view our solutions as disruptive to the “older technologies” of dry ice and liquid nitrogen, in that our solutions are comprehensive and combine our competencies in configurations that are customized to our client’s requirements. We provide comprehensive, reliable, and economic alternatives to all existing logistics solutions and services utilized for frozen shipping in the life sciences industry (e.g., personalized medicine, cell therapies, stem cells, cell lines, vaccines, diagnostic materials, semen, eggs, embryos, cord blood, organs, bio-pharmaceuticals, infectious substances, and other commodities that require continuous exposure to cryogenic or frozen temperatures). As part of our services, we provide the ability to monitor, record and archive crucial information for each shipment that can be used for scientific and regulatory purposes.

Our Ship2Q® ultraviolet disinfection process (Safe Hygienic Irradiation Performance Process & Qualification) ensures fitness, thermal reliability, and cleanliness of the system components within the manufacturer specifications equal to new “off-the-shelf” shipper systems. Our systematic Ship2Q® process meets all good current manufacturing practices (“cGMP”) and good current distribution practices (“cGDP”) compliance standards and generates shipper specific track and trace documentation key to any deployment and reuse. Ship2Q® applies a system of control over the recovery and reuse phase of the logistics loop. We are able to recover and reuse the Greenbox shipper, amortizing its total cost across numerous shipments making it cost-neutral in the first few cycles. Additionally, our sophisticated cloud-based logistics operating platform, which is branded as our “Sentry” system, integrates GPS and precise temperature diagnostics throughout a package’s journey, maintaining the efficacy, safety, and quality of temperature-sensitive goods throughout transit-with zero bench time required. The Sentry system supports the management of the entire shipment and logistics process through a single interface, including initial order input, document preparation, customs clearance, courier management, shipment tracking, issue resolution, and delivery. In addition, it provides unique and incisive information dashboards and validation documentation for every shipment. The Sentry platform records and retains a fully documented “chain-of-custody” and, at the client’s option, “chain-of-condition” for every shipment, helping ensure that quality, safety, efficacy, and stability of shipped commodities are maintained throughout the process. This recorded and archived information allows our clients to meet exacting requirements necessary for scientific work and for proof of regulatory compliance during the logistics phase.

With extensive experience in quality assurance and quality control, we deliver reliability by anticipating, responding, and overcoming the most complex situations with precision and compassion, providing peace of mind and a comprehensive solution for our customers. This empowers the healthcare and emergency response industries with solutions to ensure temperature-sensitive goods remain within specified parameters throughout transit through tracking mechanisms and predictive technology to ensure its integrity for patients, providers, and their communities.

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The Company’s Board of Directors has determined that it is in the best interests of the Company to expand from its core business into the energy sector. Accordingly, on August 6, 2026 the Company formed Callan Power LLC, a Nevada limited liability company (“Callan Power”), which is intended to implement the Company’s entry into the energy business. Initially, Callan Power will focus on methods to strengthen U.S. electrical infrastructure through planned domestic manufacturing of transformers and other critically needed power supply equipment including mobile substations, battery energy storage systems and advanced power cables. Given the Company’s emergency preparedness experience, the Board concluded that entry into this business segment was a logical next step to grow the Company.

In addition, the Board has also decided to enter into the oil and gas development business on a non-operating basis. Acting through Callan Power, the Company has recently entered into two asset purchase and sale agreements to acquire exploratory and developing oil and gas interests in the Williston Basin in the Western United States.

Our Strategy and Value Proposition

Our strategy involves leveraging our core competitive strengths to develop and maintain ongoing relationships with a diversified group of customers while continuing to grow our service lines, ensuring that we can meet our customers’ changing needs. We strive to be recognized as the premier provider of logistics and fulfillment of a broad range of value-added services based upon the breadth of those services, quality, responsiveness, customer service, information technologies, safety, and cost effectiveness.

The principal elements of our business strategy are:

Cross-Sell Our Solutions: The breadth of our service offerings allows us the opportunity to provide various services and products to meet our customers’ objectives. Our significant North American footprint allows us to quickly respond to customer needs, especially in emergency response situations. We can assist with remediation needs for small-and-large-scale efforts, either planned or unplanned, by providing remediation contractors and project managers with support services, particularly in emergency situations. We look for opportunities to be a one-stop-shop service provider, expanding the range of services we traditionally provide to a customer. Our team is committed to identifying opportunities to cross-sell among and across our divisions which we expect will continue to drive additional revenue for our Company.

Expand into Additional Market Opportunities: There is a market opportunity to leverage the Company’s system. Industries such as pharmaceuticals require the ability to ensure the integrity of packages as they reach their destination, which is paramount to maintaining safety and quality. Sentry monitoring provides a solution to address critical aspects of thermal management of temperature sensitive packages. In the future, we hope to expand our business to include support for glucagon-like peptide receptor-1 agonist (“GLP-1”) transport, compounding pharmacies and high-end food packaging. We believe that our system can minimize the risk of spoilage, contamination, and other issues that can compromise drug effectiveness and food safety. With Sentry monitoring, we intend to provide customers with confidence that their drug and food shipments will arrive in the same pristine condition as when they were dispatched, safeguarding patient and consumer health and satisfaction.

Execute on Cost, Pricing and Productivity Initiatives: We continually seek to increase efficiency and reduce costs through enhanced technology, process improvements and strategic expense management. We seek to identify areas in our business where strategic investments in automation, process improvements and employees can serve to increase productivity, efficiency, and safety compliance. We continuously focus on the operating leverage of our support functions, including expanding globally to achieve profitability and productivity benefits. We aim to price our services and products competitively, understanding the demands of our customers, the inherent value of our network of assets and operations and our ability to quickly respond to market and macroeconomic changes. We also understand the value our customers place on our products and services in a global market continuously focusing on sustainability, environmental compliance, and safety.

Foster Innovation through Technology: Remote temperature monitoring technology has always been part of our core operations, influencing our strategy from increasing throughput at our facilities to automation, including artificial intelligence and predictive technology, to enhance productivity. We aim to utilize advanced technologies in our operations while also integrating technology-based solutions for our customers to use, which promotes the safety, efficiency, and profitability of these operations. With such technology, and our proprietary inventory management software, Ship2Q® and Sentry monitoring we are able to centrally manage our transportation network, deploying, monitoring, and adjusting our transportation operations as needs change. We believe that making technological investments that increase the value of our services delivered to our customers pays off in a variety of ways including growth, retention, profitability, and overall customer experience..

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Product and Service Offerings

We continuously expand our service offerings across the supply chain with innovative, technology-centric solutions to support the development and distribution of life sciences products and therapies.

Emergency Preparedness and Response. Our crews and equipment are dispatched on a planned or emergency basis and perform services such as emergency preparedness and readiness plans, 12-hour or less U.S. deployment, surge capacity, product integrity and compliance, efficient response implementation, and system of record.

Specialty Packaging. Our specialty temperature-regulating packaging solutions provide a better thermal system to maintain and protect products and ensure peak customer experience. In utilizing this packaging, customers yield the benefits of lower costs and overhead while improving process, agility, velocity, accuracy, and repeatability of complex fulfillment networks. Integrating Callan JMB’s technology with the packaging which we obtain allows for scalable ordering, inventory, pick, pack, fulfillment, tracking and recovery.

We remain committed to environmental sustainability. The reusable packaging systems we utilize, and our leasing model help reduce waste and costs, offering an effective alternative to traditional, single-use packaging.

Fulfillment Service. As part of our service capability offered to customers, we provide technical services through a service center from which a fleet of crew and equipment can be dispatched to emergency response locations. This timely response is built on safety, quality, efficiency, and integrity, and has been offered by us for more than 17 years. By leveraging our expertise and capabilities, we provide our customers with the safest, most cost-effective, and sustainable solutions to service their needs. Our technical services and technological offerings are bundled with our emergency response services and perishable packaging offerings and are not deemed to be separate revenue streams and not disaggregated.

Advanced Monitoring Sentry Technology. Our customers have the ability to use the Sentry system which helps ensure that their temperature-sensitive goods will remain within specified parameters throughout transit by tracking factors such as temperature, humidity, and location to ensure the physical material integrity of packages for governments and organizations that are preparing emergency responses and for patients, providers, and their communities.

Energy. The Company intends to become a participant in the critical electrical infrastructure business and is developing its plans for taking maximum advantage of its entry into the non-operating oil and gas business.

Competition and Competitive Advantages

We have extensive experience in thermal management quality assurance and control, delivering reliability by anticipating, responding, and overcoming the most complex situations with precision and compassion. We provide peace of mind and a competitive solution for our customers.

We believe that we have attained a significant market position in emergency response despite facing robust competition from local, regional, and national firms. However, no one competitor directly competes with our full suite of offerings as a result of the breadth of our service offerings. Sources of competition vary by locality and by type of service rendered, with competition coming from national and regional services companies and hundreds of privately-owned firms. We believe that we offer a more comprehensive range of services and products than our competitors in major portions of the United States and Canada.

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We believe the following are our core competitive strengths developed over our 17+ years of operations, which have facilitated our position in the marketplace:

Provider of Logistics and Fulfillment in the Emergency Response Industry: Callan JMB has a long history and well recognized reputation for delivering swift, decisive, and reliable emergency response support for Fortune 500 firms, the City of Chicago, North Atlantic Treaty Organization (“NATO”), the United Nations (“UN”), and government agencies at all levels. Our vertically-integrated logistics and fulfillment system that utilizes advanced predictive technology allows us to plan for and respond to emergencies. Our system provides our customers enhanced safety, effectiveness, and potency for every shipment handled, ensuring product integrity, environmental responsibility, and immediate response in time-sensitive events

Specialty Temperature-Regulating Reusable Packaging: Many of our customers operate in time-sensitive industries. This specialty temperature-regulated packaging we obtain for our customers is critical to ensuring the quality of the delivered product. The Company is committed to environmental sustainability, as the packaging we provide is reusable which reduces waste and cost as compared to traditional, single-use packaging.

End Market Value Propositions and Flexibility: We provide our customers with a variety of services that allow for immediate flexibility. Our emergency response offering includes emergency preparedness and readiness plans, 12-hour or less domestic US deployment, surge capacity, product integrity and compliance, and efficient response implementation.

Experience in Highly Regulated Industries: Many of our target customers are in highly regulated industries where thermal monitoring and compliance are crucial. To address their needs, we developed an inventory management system for customers that handles regulated, sensitive products and ensures that such products arrive safely. Our long-standing relationship with Fortune 500 firms, the City of Chicago, NATO, the UN, and government agencies at all levels provide examples of and opportunities for our expertise.

Highly Trained and Experienced Team: Our well-trained workforce safely responds to customer needs across a variety of service lines, including emergency response services. We provide multi-faceted, high-quality services to a broad mix of customers and our vast capabilities, valuable and unique assets, skilled workforce, safety profile and breadth of services as well as our overall size, scale and geographic footprint help us attract customers and provide them with environmentally responsible solutions.

Successful History Provides Growth Opportunity: Leveraging its experience in emergency response, there are other large market industries that we are exploring as part of our growth strategy, including but not limited to GLP-1 drug transport, compounding pharmacies and the high-end food packaging industry. We aspire to enter into each of these markets. Our systems can ensure the integrity of specialty drug and food packages, such as diabetes/weight loss drugs and caviar, as they reach their destination in order to maintain safety and quality. With Sentry monitoring, we could provide a comprehensive solution to address this critical aspect of the specialty drug and food supply chain. Sentry could help ensure that drug and food packages remain within specified parameters throughout transit by tracking factors such as temperature, humidity, and location. This would not only preserve the potency of the drug and the freshness and quality of the food but also minimize the risk of spoilage, contamination, and other issues that could compromise drug effectiveness and food safety. With Sentry monitoring, customers can have confidence that their drug and food shipments will arrive in the same pristine condition as when they were dispatched, safeguarding patient and consumer health and satisfaction.

Corporate Information

We were originally formed as Coldchain Technology Services, LLC, a Texas limited liability company. We reorganized as a holding company to Callan JMB Inc., a Nevada corporation, on February 14 2024. We are headquartered at 244 Flightline Dr., Spring Branch, TX 78070. The Company’s website is https://callanjmb.com. Information contained on or accessible through our website shall not be deemed incorporated into and is not a part of this prospectus or the registration statement of which it forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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The Offering

Pursuant to the ELOC Purchase Agreement, upon the terms and subject to the conditions and limitations set forth therein, we have the right, in our sole discretion, to direct Hexstone to purchase up to an aggregate of $75,000,000 of shares of our Common Stock, which shall include the Purchase Shares, the Filing Default Shares (if any), the Effectiveness Default Shares (if any) and Termination Shares (if any) through April 1, 2027. We currently have reserved 6,000,000 shares of our authorized and unissued shares of Common Stock solely for the purpose of effecting purchases of the shares under the ELOC Purchase Agreement. The ELOC Purchase Agreement, provides that we have the right to present Hexstone with a purchase notice (each, a “Purchase Notice”) directing Hexstone to purchase any amount between $500,000 and $2,000,000 of our Common Stock per trading day, at a per share price equal to 95% (subject to decrease under certain circumstances) of the lowest daily trading price of the Common Stock during the applicable Regular Purchase Measurement Period. The measurement period now begins on the day the Investor receives the applicable Purchase Notice and ends on the Trading Day on which aggregate dollar volume of Common Stock traded on the Principal Market equals five times the Purchase Amount, subject to a five Trading Day minimum. Volume calculation commences on the Trading Day immediately after the Investor receives the Pre-Settlement Regular Purchase Shares, with days on which Purchase Shares cannot be delivered or are not freely tradeable excluded from the calculation

Hexstone will not purchase or acquire, any shares of Common Stock under ELOC Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by Hexstone and its affiliates (as calculated pursuant to Section 13(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 promulgated thereunder) would result in the beneficial ownership by Hexstone and its affiliates of more than 4.99% of the then issued and outstanding shares of Common Stock (the “Beneficial Ownership Limitation”).

In addition, Hexstone will not be required to buy any shares of Common Stock pursuant to a Purchase Notice on any trading day on which the closing trade price of our Common Stock is at or below $1.00. We will control the timing and amount of sales of our Common Stock to Hexstone. Hexstone has no right to require any sales by us, and is obligated to make purchases from us as directed solely by us in accordance with the ELOC Purchase Agreement.

The ELOC Purchase Agreement may be terminated by us at any time after commencement, at our discretion; however, if we terminate the ELOC Purchase Agreement having sold less than $7,500,000 worth of shares of Common Stock to Hexstone (other than as a result of our inability to sell shares of Common Stock to Hexstone as a result of the Beneficial Ownership Limitation or our failure to have sufficient shares authorized), we must pay Hexstone a termination fee of $250,000, which is payable, at our option, in either cash or in shares of Common Stock, as Termination Shares, at a price equal to the closing price on the day immediately preceding the date of receipt of the termination notice. Further, the ELOC Purchase Agreement will automatically terminate on the date that we sell, and Hexstone purchases, the full $75,000,000 in shares of Common Stock under the agreement or, if the full amount has not been purchased through April 1, 2027.

Concurrently with entering into the ELOC Purchase Agreement, we also entered the Registration Rights Agreement, in which we agreed to file one or more registration statements, as necessary, to register under the Securities Act the resale of the shares of our Common Stock issuable to Hexstone under the ELOC Purchase Agreement and the shares of Common Stock that may be issued to Hexstone if we fail to comply with our obligations in the Registration Rights Agreement.

Under the Registration Rights Agreement, we agreed to file one or more registration statements, as necessary, to register under the Securities Act the resale of all of the shares of Common Stock that may, from time to time, be issued or become issuable to Hexstone under the ELOC Purchase Agreement and the Registration Rights Agreement. The Registration Rights Agreement requires that we file, within 30 days after signing, a resale registration statement and use commercially reasonable efforts to have such resale registration statement declared effective by the SEC (the “Commencement Date”) on or before the earlier of (i) 60 days after signing (or 90 days if such registration statement is subject to full review by the SEC) and (ii) the 2nd business day after we are notified it will not be subject to further SEC review. If we fail to have a registration statement filed by the specified deadline or declared effective by the specified deadline, then we will be required to issue to Hexstone 25,000 shares of Common Stock within 2 trading days after the failure. The Original Registration Statement was declared effective on September 22, 2025.

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We engaged Alexander Capital, L.P. (“Alexander”) as exclusive financial advisor to provide financial services in connection with the ELOC Purchase Agreement and agreed to pay Alexander a cash financial advisory fee equal to 8.5% of the total gross proceeds we receive pursuant to the ELOC Purchase Agreement.

Recent Developments

Amendment to ELOC Purchase Agreement

On March 10, 2026, we and Hexstone Capital, LLC entered into Amendment No. 1 to the Purchase Agreement (the “March 2026 Amendment”). The March 2026 Amendment extended the maturity date of the ELOC Purchase Agreement to April 1, 2027, revised the Regular Purchase Price to equal 95% (or 75% if the Common Stock is not then trading on Nasdaq) of the lowest daily trading price of the Common Stock during the applicable Regular Purchase Measurement Period, and modified the regular purchase measurement period and leak-out provisions.

Nasdaq Stockholders’ Equity Deficiency Notice

On April 7, 2026, we received a deficiency letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying us that we were not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires a minimum of $2,500,000 in stockholders’ equity for continued listing on The Nasdaq Capital Market (the “Stockholders’ Equity Requirement”). In accordance with Nasdaq Listing Rules, we were provided 45 calendar days, or until May 22, 2026, to submit a plan to regain compliance. If our plan is accepted, Nasdaq may grant us up to 180 calendar days from the date of the notice, or until October 5, 2026, to evidence compliance.

At-The-Market Offering Program

On May 26, 2026, we entered into an At-The-Market Issuance Sales Agreement (the “ATM Sales Agreement”) with Alexander Capital, L.P. (“Alexander Capital”), pursuant to which we may offer and sell shares of our Common Stock having an aggregate offering price of up to $5,000,000 from time to time through Alexander Capital in sales deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act. We will pay Alexander Capital a commission equal to 3.0% of the gross proceeds from each sale of Common Stock under the ATM Sales Agreement. We intend to use the net proceeds from any sales under the ATM Sales Agreement for working capital and general corporate purposes. As of the date of this prospectus, no shares have been sold under the ATM Sales Agreement.

Departure of Executive Vice President

On June 5, 2026, Eric Kash resigned from his position as Executive Vice President and from the Board of Directors of the Company. In connection with Mr. Kash’s resignation, the Company and Mr. Kash entered into a Settlement, Waiver and Release Agreement, pursuant to which the Company agreed to pay Mr. Kash total severance of $125,000, payable in three equal monthly installments, and Mr. Kash’s 187,500 vested stock options will remain outstanding and exercisable through their original 10-year option term. The Settlement Agreement contains mutual releases of claims and customary confidentiality, non-disparagement and related provisions.

Nasdaq Minimum Bid Price Deficiency Notice

On June 29, 2026, we received a written notice from Nasdaq notifying us that, based upon the closing bid price of our Common Stock for the last 30 consecutive business days, we no longer satisfy the requirement to maintain a minimum bid price of $1.00 per share for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided an initial compliance period of 180 calendar days, or until December 28, 2026, to regain compliance. To regain compliance, the closing bid price of our Common Stock must be at least $1.00 per share for a minimum of ten consecutive business days during the compliance period. We intend to actively monitor the closing bid price of our Common Stock and will consider available options to regain compliance, which may include effecting a reverse stock split.

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First Amended and Restated ELOC Purchase Agreement

On August 18, 2026, we entered into a First Amended and Restated Purchase Agreement (the “Amended Purchase Agreement”) with Hexstone, which amends and restates the Original Purchase Agreement. Under the Amended Purchase Agreement, we have the right, but not the obligation, to sell to Hexstone up to an aggregate of $75,000,000 of shares of Common Stock, increased from $25,000,000 under the Original Purchase Agreement, subject to the terms and conditions set forth therein. The term of the Amended Purchase Agreement remains through the earlier of April 1, 2027 or the date on which Hexstone has purchased shares for an aggregate purchase price equal to the increased investment amount. We also entered into a First Amended and Restated Registration Rights Agreement with Hexstone, dated August 18, 2026.

Asset Purchase Agreement with Reger Oil, Inc.

On August 19, 2026, the Company, together with its wholly owned subsidiary Callan Power, as Buyer, entered into an Asset Purchase and Sale Agreement (the “Reger APA”) with Reger Oil, Inc., a Nevada corporation (“Reger Oil”), pursuant to which Buyer agreed to acquire all of Seller’s right, title and interest in and to initially 26 non-producing leases for exploratory purposes in the Williston Basis (the “Reger Assets”), including leasehold interests, mineral interests, contracts, permits, surface rights, equipment, and related records (the “Reger Acquisition”).

The aggregate purchase price for the Assets consists of (a) 1,000 shares of the Company’s Series A Perpetual Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), having an aggregate stated value of $10,000,000, to be issued in accordance with a Certificate of Designation of Preferences, Rights and Limitations to be filed with the Nevada Secretary of State, and (b) $2,000,000 in cash, payable on or before December 31, 2026.

The closing of the transactions contemplated by the APA is expected to occur on or before October 7, 2026, subject to the satisfaction or waiver of customary closing conditions and the Company’s receipt of stockholder approval in accordance with Nasdaq Listing Rules 5635(a) and 5635(d) for the issuance of the Preferred Stock and all shares of Common Stock issuable upon conversion thereof. The Reger APA may be terminated by either party if the closing has not occurred on or before October 31, 2026.

Asset Purchase Agreement with The Pfanenstiel Company, LLC

On August 26, 2026, Callan Power, as Buyer, entered into an Asset Purchase and Sale Agreement (the “Pfanenstiel APA”) with The Pfanenstiel Company, LLC, an Oklahoma limited liability company (“Pfanenstiel”), pursuant to which Buyer agreed to acquire fifty percent (50%) of Seller’s right, title and interest in certain oil and gas leases and wells located in North Dakota and Montana (the “Pfanenstiel Assets”), including leasehold interests, wells, hydrocarbons, equipment, unitization agreements, contracts, surface rights, and related records (the “Pfanestiel Acquisition”).

The aggregate purchase price for the Pfanenstiel Assets is $12,500,000 in cash, payable at the closing of the transactions, plus a supplemental payment. The supplemental payment consists of $1,000,000 to be deposited by Buyer into escrow at closing to pay Buyer’s share of drilling and completion costs for the Assets incurred from the date of execution of the Pfanenstiel APA through the closing date. Any amounts remaining in escrow on the earliest of (i) payment of all of Buyer’s share of such costs or (ii) six months after the Closing Date will be remitted to Seller.

Resignation of Director

On August 26, 2026 Mr. Mark Meller resigned from the Board of Directors of the Company and from his positions as chair of the audit committee and member of the governance and compensation committee, effective immediately. Mr. Meller’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Pursuant to the Reger APA, and upon the closing thereof, the holders of a majority of the stated value of the Series A Preferred Stock will nominate and elect a replacement director to fill the vacancy created by Mr. Meller’s resignation.

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Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (“Securities Act”), and we may remain an emerging growth company for up to five years following the closing of this offering. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

In addition, the federal securities laws provide that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected this exemption from new or revised accounting standards, and, therefore, we will not be subject to the same requirements to adopt new or revised accounting standards as other public companies that are not emerging growth companies.

We would cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have $1.235 billion or more in annual revenue, (ii) the date on which we first qualify as a large accelerated filer under the rules of the United States Securities and Exchange Commission (the “SEC”), (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities, and (iv) the last day of the fiscal year ending after the fifth anniversary of this offering.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may continue to qualify as such even after we no longer qualify as an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. As a result of qualifying as a smaller reporting company, to the extent we take advantage of the allowable reduced reporting burdens, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

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The Offering

Shares of common stock offered by the Selling Stockholder:	Up to 6,000,000 Shares, which may be issued pursuant to the ELOC Purchase Agreement and the Registration Rights Agreement. 2,014,799 shares have been issued pursuant to the ELOC Purchase Agreement to date with 3,985,201 remaining.

Selling Stockholder:	Hexstone Capital, LLC

Shares of common stock outstanding after this offering:	10,643,569 shares, assuming that all shares of Common Stock offered pursuant to this prospectus are sold.

Use of proceeds:	All of the shares of Common Stock offered by this prospectus are being registered for the account of the selling stockholder. We will not receive any of the proceeds from the sale of these shares of Common Stock. We have agreed to pay all costs, expenses and fees relating to the registration of the shares of Common Stock covered by this prospectus. The selling stockholder will bear all commissions and discounts, if any, attributable to the sale of the shares of Common Stock. However, we may receive gross proceeds of up to $75,000,000 under the ELOC Purchase Agreement with Hexstone. As the date of the prospectus, we have received $3,550,000 in gross proceeds under the ELOC Purchase Agreement. We intend to use the net proceeds from any sale of shares to Hexstone under the ELOC Purchase Agreement for general corporate purposes, which may include repayment of debt, capital expenditures and payment of operational expenses.

Nasdaq symbol:	“CJMB”

Dividend policy:	We may from time to time on any business day, by written notice delivered by us to Hexstone, direct Hexstone to purchase between $500,000 and $2,000,000 of shares of Common Stock on such business day, at a purchase price per share that will be equal to 95% (or 75% if the Common Stock is not then trading on Nasdaq) of the lowest daily trading price of the Common Stock over a specified regular purchase measurement period beginning after the delivery of the Purchase Notice.

Risk factors:	Investing in our common stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section.

Transfer agent and registrar	The transfer agent and registrar for our common stock is ClearTrust LLC, with its business address at Point Village Drive, Lutz, Florida 33558.

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THE HEXSTONE TRANSACTIONS

General

Pursuant to the ELOC Purchase Agreement, upon the terms and subject to the conditions and limitations set forth therein, we have the right to direct Hexstone to purchase up to an aggregate of $75,000,000 of shares of our Common Stock through April 1, 2027.

The Original Registration Statement registered for resale up to 6,000,000 shares of Common Stock issuable to Hexstone under the ELOC Purchase Agreement. Since the effectiveness of the Original Registration Statement, 2,014,799 shares of Common Stock have been issued and sold to Hexstone under the ELOC Purchase Agreement. This Post-Effective Amendment covers the resale of up to 3,985,201 remaining shares of Common Stock that may be issued to Hexstone under the ELOC Purchase Agreement. No additional securities are being registered under this Post-Effective Amendment.

Purchase of Shares under the ELOC Purchase Agreement

We have the right to present Hexstone with additional Purchase Notices, each one directing Hexstone to purchase any amount between $500,000 and $2,000,000 of our Common Stock per trading day, at a per share price equal to 95% (subject to decrease under certain circumstances) of the lowest daily trading price of the Common Stock during the applicable Regular Purchase Measurement Period (as described below). The measurement period now begins on the day the Investor receives the applicable Purchase Notice and ends on the Trading Day on which aggregate dollar volume of Common Stock traded on the Principal Market equals five times the Purchase Amount, subject to a five Trading Day minimum. Volume calculation commences on the Trading Day immediately after the Investor receives the Pre-Settlement Regular Purchase Shares, with days on which Purchase Shares cannot be delivered or are not freely tradeable excluded from the calculation.

Under the ELOC Purchase Agreement, no later than one trading day after Hexstone receives a valid Purchase Notice (the “Regular Purchase Notice Date”), we are required to cause our transfer agent to deliver to Hexstone such number of shares of Common Stock (the “Pre-Settlement Regular Purchase Shares”) equal to the product of (A) the quotient of (y) the purchase amount divided by (z) 90% of the closing price of our Common Stock on the date immediately preceding the Regular Purchase Notice Date (the “Pre-Settlement Regular Purchase Price”) and as to which Hexstone shall be the owner thereof as of such time of delivery of such Pre-Settlement Regular Purchase Shares.

No later than two trading days after the Regular Purchase Measurement Period, as defined below (the “Regular Purchase Settlement Date”), we are required to cause our transfer agent to deliver to Hexstone such number of shares of Common Stock (the “Settlement Regular Purchase Shares”) equal to the purchase amount divided by the Regular Purchase Price, which is equal to 95% (the “RPP Percentage”) of the arithmetic average of the lowest daily trading price of the Common Stock during the Regular Purchase Measurement Period; provided, however, that the number of shares of Common Stock to be delivered on the Regular Purchase Settlement Date shall be reduced by the number of Pre-Settlement Regular Purchase Shares delivered. If the number of Pre-Settlement Regular Purchase Shares delivered to Hexstone exceeds the number of Settlement Regular Purchase Shares, then Hexstone is required to return the excess shares. The “Regular Purchase Measurement Period” is the period starting on the trading day immediately following the receipt of Pre-Settlement Regular Purchase Shares and ending on the trading day immediately following the date upon which the aggregate dollar volume of our Common Stock traded on Nasdaq equals five times the purchase amount, in the aggregate, subject to a five trading day minimum.

The number of shares of Common Stock that we can issue to Hexstone from time to time under the ELOC Purchase Agreement shall be subject to the Beneficial Ownership Limitation.

In addition, Hexstone will not be required to buy any shares of our Common Stock pursuant to a Purchase Notice on any trading day on which the closing trade price of our Common Stock is at or below $1.00. We will control the timing and amount of sales of our Common Stock to Hexstone. Hexstone has no right to require any sales by us, and is obligated to make purchases from us as directed solely by us in accordance with the ELOC Purchase Agreement.

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Actual sales of Purchase Shares under the ELOC Purchase Agreement to Hexstone will depend on a variety of factors to be determined by us from time to time, including, among others, satisfaction of certain conditions including, without limitation, the effectiveness of this and other resale registration statements, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for us and our operations. We expect to use the net proceeds from any sale of shares to Hexstone under the ELOC Purchase Agreement for general corporate purposes, which may include repayment of debt, capital expenditures and payment of operational expenses as described under “Use of Proceeds.”

The purchase price of the Purchase Shares purchased by Hexstone under the ELOC Purchase Agreement will be derived from the market prices of our Common Stock. We will control the timing and amount of future sales, if any, of Purchase Shares to Hexstone. Hexstone has no right to require us to sell any Purchase Shares to Hexstone, but Hexstone is obligated to make purchases as we direct, subject to certain conditions.

As of the date of this prospectus, 6,000,000 shares are being registered on the registration statement of which this prospectus forms a part, all of which will be issuable under the ELOC Purchase Agreement. Shares issuable under the ELOC Purchase Agreement, if and when they are sold pursuant to the terms of the ELOC Purchase Agreement, will be sold at a per share price equal to 95% (subject to decrease under certain circumstances) of the average of the lowest trading price of the Common Stock over a specified measurement period as described above.

The ELOC Purchase Agreement and the Registration Rights Agreement each contain representations, warranties, covenants, closing conditions and indemnification and termination provisions by, between and for the benefit of the parties which are customary of transactions of this nature. Additionally, sales to Hexstone under the ELOC Purchase Agreement may be limited, to the extent applicable, by Nasdaq and SEC rules.

Hexstone may not assign or transfer its rights and obligations under the ELOC Purchase Agreement.

Our Termination Rights

The ELOC Purchase Agreement may be terminated by us at any time after commencement, at our discretion; provided, however, that if we sold less than $7,500,000 to Hexstone (other than as a result of our inability to sell shares to Hexstone as a result of the Beneficial Ownership Limitation or our failure to have sufficient shares authorized), we will pay to Hexstone a termination fee of $250,000, which is payable, at our option, in cash or in shares of Common Stock, as Termination Shares, at a price equal to the closing price on the day immediately preceding the date of receipt of the termination notice. Further, the ELOC Purchase Agreement will automatically terminate on the date that we sell, and Hexstone purchases, the full $75,000,000 amount under the agreement or, if the full amount has not been purchased through April 1, 2027.

Events of Default under ELOC Purchase Agreement

Events of default under the ELOC Purchase Agreement include the following:

●	the effectiveness of a registration statement registering the resale of the shares of Common Stock issued to Hexstone pursuant to the ELOC Purchase Agreement lapses for any reason (including, without limitation, the issuance of a stop order or similar order) or any such registration statement (or the prospectus forming a part thereof) is unavailable to Hexstone for resale of any or all of the shares of Common Stock issuable under the ELOC Purchase Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period, but excluding a lapse or unavailability where (i) the Company terminates a registration statement after Hexstone has confirmed in writing that all of the Common Stock representing shares of Common Stock covered thereby have been resold or (ii) the Company supersedes one registration statement with another registration statement, including (without limitation) by terminating a prior registration statement when it is effectively replaced with a new registration statement covering shares of Common Stock offered by this prospectus (provided in the case of this clause (ii) that all of the shares of Common Stock offered by this prospectus covered by the superseded (or terminated) registration statement that have not theretofore been resold are included in the superseding (or new) registration statement);

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●	the suspension of our Common Stock from being listed or trading on a Nasdaq for a period of one (1) business day, provided that we may not direct Hexstone to purchase any of our Common Stock during any such suspension;

●	the failure for any reason by us or the transfer agent to deliver (i) the Pre-Settlement Regular Purchase Shares to Hexstone within two (2) trading day after the Regular Purchase Notice Date, or (ii) the Settlement Regular Purchase Shares to Hexstone within two (2) trading day after the relevant measurement period to which Hexstone is entitled under the ELOC Purchase Agreement in connection with Settlement Regular Purchase Shares or Exemption Purchase Shares, or (iii) the Termination Shares (as applicable) to which Heexstone is entitled hereunder in connection with a Regular Purchase or an Exemption Purchase within two (2) Trading Days after the Regular Purchase Measurement Period or the Exemption Purchase Measurement Period;

●	we breach any representation or warranty in any material respect, or breach any covenant or other term or condition under the ELOC Purchase Agreement or Registration Rights Agreement, and except in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least five (5) consecutive business days;

●	if any person commences a proceeding against us pursuant to or within the meaning of any bankruptcy law for so long as such proceeding is not dismissed;

●	if we are at any time insolvent, or, pursuant to or within the meaning of any bankruptcy law, (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors or (v) we are generally unable to pay its debts as the same become due;

●	a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a custodian of the Company or for all or substantially all of its property, or (iii) orders the liquidation of the Company or any subsidiary for so long as such order, decree or similar action remains in effect; or

●	if at any time we are not eligible to transfer our Common Stock as DWAC shares.

If an event of default occurs between the Regular Purchase Notice Date and any time through the Regular Purchase Settlement Date, then (i) the RPP Percentage shall be automatically adjusted to 75% for so long as such event of default remains uncured and (ii) Hexstone shall be entitled to all the rights under the ELOC Purchase Agreement as if such event of default occurred immediately prior to such Regular Purchase Notice Date.

In addition to any other rights and remedies under applicable law and the ELOC Purchase Agreement, so long as an event of default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an event of default, has occurred and is continuing, the Company shall not deliver to Hexstone any Purchase Notice. There is no guarantee that we will not default on our obligations under the ELOC Purchase Agreement or under the Registration Rights Agreement, as defined below, which would require us to pay damages as partial relief to Hexstone in either shares or cash or negatively impact our ability to utilize the ELOC Purchase Agreement.

Registration Rights Agreement

Concurrently with entering into the ELOC Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements, as necessary, to register under the Securities Act the resale of the shares of our Common Stock issuable to Hexstone under the ELOC Purchase Agreement and the shares of Common Stock that may be issued to Hexstone if we fail to comply with our obligations in the Registration Rights Agreement. Under the Registration Rights Agreement, we agreed to file one or more registration statements, as necessary, to register under the Securities Act the resale of all of the shares of Common Stock that may, from time to time, be issued or become issuable to Hexstone under the ELOC Purchase Agreement and the Registration Rights Agreement. The Registration Rights Agreement requires that we file, within 30 days after signing, a resale registration statement and use commercially reasonable efforts to have such resale registration statement declared effective by the SEC on or before the earlier of (i) 60 days after signing (or 90 days if such registration statement is subject to full review by the SEC) and (ii) the 2nd business day after we are notified it will not be subject to further SEC review. If we fail to have a registration statement filed by the specified deadline or declared effective by the specified deadline, then we will be required to issue to Hexstone 25,000 shares of Common Stock within 2 trading days after either such failure.

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No Short-Selling or Hedging by Hexstone

Hexstone has agreed that neither it nor any of its agents, representatives and affiliates will engage in any direct or indirect short-selling or hedging of our Common Stock during any time before termination of the ELOC Purchase Agreement.

USE OF PROCEEDS

All of the shares of Common Stock offered by this prospectus are being registered for the account of the Selling Stockholder. We will not receive any of the proceeds from the sale of these shares of Common Stock. We have agreed to pay all costs, expenses and fees relating to the registration of the shares of Common Stock covered by this prospectus. The Selling Stockholder will bear all commissions and discounts, if any, attributable to the sale of the shares of Common Stock. The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our Common Stock, by negotiations between the selling stockholder and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

However, we may receive gross proceeds of as much as up to $75,000,000 from the sale of shares under the ELOC Purchase Agreement with Hexstone. We intend to use the net proceeds from any sale of shares to Hexstone under the ELOC Purchase Agreement for general corporate purposes, which may include repayment of debt, capital expenditures and payment of operational expenses. This anticipated use of net proceeds from the sale of our Common Stock to Hexstone under the ELOC Purchase Agreement represents our intentions based upon our current plans and business conditions.

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our Common Stock and preferred stock, certain provisions of our articles of incorporation and our bylaws as they will be in effect upon completion of this offering, and applicable law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock consists of 190,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of September 15, 2026, 6,658,368 shares of Common Stock are issued and outstanding, with no shares of our preferred stock issued and outstanding.

Common Stock

Voting, Dividend and Other Rights. Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of Common Stock have no cumulative voting, pre-emptive, subscription or conversion rights. All shares of Common Stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our board of directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our Common Stock. Our declaration of any cash dividends in the future will depend on our board of directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the Common Stock in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of Common Stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

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Majority Voting. The holders of 33 1/3% of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The Common Stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of Common Stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our articles of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Authority of Board of Directors to Create Series and Fix Rights. Under our articles of incorporation, our board of directors can issue up to 10,000,000 shares of “blank check” preferred stock from time to time in one or more series. The board of directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our board of directors has the authority to issue these shares of “blank check” preferred stock without shareholder approval.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation, as Amended, and Our Bylaws

Provisions of our articles of incorporation and our bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Calling of Special Meetings of Stockholders. Our bylaws provide that special meetings of the stockholders may be called only by (i) our Chairman, (ii) our chief executive officer, (iii) the board of directors pursuant to a resolution adopted by directors representing a quorum of the board of directors or (iv) by the holders of shares entitled to cast not less than 33 1/3% of the votes at the meeting.

Removal of Directors; Vacancies. Our bylaws provide that a director may be removed either for or without cause at any special meeting of stockholders by the affirmative vote of at least a majority of the voting power of the issued and outstanding stock entitled to vote; provided, however, that notice of intention to act upon such matter shall have been given in the notice calling such meeting.

Amendment of Bylaws. The bylaws provide that the bylaws may be altered, amended or repealed at any meeting of the board of directors at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting.

Preferred Stock. Our articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board of directors may, without stockholder approval, issue series of “blank check” preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock.

Series A Perpetual Convertible Preferred Stock

Authorized Shares and Stated Value; Ranking. The Company has designated 1,000 shares of Series A Perpetual Convertible Preferred Stock. Each share has a Stated Value of $10,000. With respect to dividend rights and rights upon liquidation, winding-up or dissolution, the Series A Preferred Stock ranks senior to the Common Stock and all other Junior Stock, on parity with Parity Stock, and junior to Senior Stock and all existing and future indebtedness and liabilities of the Company.

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Dividends and Liquidation Preference. The Series A Preferred Stock bears no dividends and has a 0% dividend rate. In any liquidation, winding-up or dissolution, each holder is entitled to receive $10,000 per share after satisfaction of the Company’s creditors and holders of Senior Stock, but before any payment or distribution to holders of Junior Stock, including holders of Common Stock.

Conversion and Ownership Limitation. Each share is convertible at the holder’s option into fully paid and nonassessable shares of Common Stock at an initial Conversion Price of $2.10 per share, representing approximately 4,761 shares of Common Stock per share of Series A Preferred Stock. Conversion may commence six months after the Initial Issue Date. No holder may convert to the extent that the conversion would cause the holder and its affiliates to beneficially own more than 9.9% of the outstanding Common Stock.

Voting Rights and Board Representation. The Series A Preferred Stock has no general voting rights and is not entitled to vote on matters submitted to holders of Common Stock. The consent of holders of a majority of the outstanding Series A Preferred Stock is required to authorize Senior Stock or Parity Stock or to amend the Articles of Incorporation or this Certificate of Designation in a manner that adversely affects the Series A Preferred Stock. Holders of a majority of the Stated Value of the Series A Preferred Stock are entitled to nominate and elect two members of the Board of Directors, referred to as the Preferred Directors.

Perpetual; No Redemption. The Series A Preferred Stock has no maturity date and is not redeemable at the option of the Company.

Anti-Dilution Adjustments. The Conversion Price is subject to adjustment for stock splits, stock dividends, stock combinations or reclassifications, distributions of rights, options or warrants, distributions of assets or securities, and tender or exchange offers, in each case subject to the terms of the Certificate of Designation.

Transfer Restrictions and Fractional Shares. After conversion, the Common Stock received may be transferred subject to applicable securities laws, including Rule 144 under the Securities Act. No fractional shares of Common Stock will be delivered upon conversion; instead, holders will receive cash in lieu of any fractional share.

Limitation of Liability and Indemnification Matters

NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

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NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our articles of incorporation and bylaws provide that we shall indemnify our directors, officers, employees and agents to the full extent permitted by NRS, including in circumstances in which indemnification is otherwise discretionary under such law.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other business against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the NRS. We do not currently maintain director and officer liability insurance on behalf of our director and officers; however, we intend to so purchase and maintain such insurance when economically feasible.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is ClearTrust, LLC with its business address at 16540 Point Village Drive, Lutz, Florida 33558.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative rulings and judicial decisions, all as currently in effect. These authorities may change at any time, possibly on a retroactive basis, or the U.S. Internal Revenue Service (the “IRS”), might interpret the existing authorities differently. In either case, the tax considerations of purchasing, owning or disposing of common stock could differ from those described below.

This discussion is addressed only to U.S. holders (defined below) which hold our shares of common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax considerations that might be relevant to a beneficial owner in light of such beneficial owner’s particular circumstances or to beneficial owners subject to special treatment under the U.S. federal income tax laws, including:

●	a broker, dealer or trader in securities, currencies, commodities, or notional principal contracts;
●	a bank, financial institution or insurance company;
●	a regulated investment company, a real estate investment trust or grantor trust;
●	a tax-exempt entity or organization, including an individual retirement account or Roth IRA as defined in Section 408 or 408A of the Code, respectively;
●	a person holding the common stock as part of a hedging, integrated, or conversion transaction or a straddle, or a person deemed to sell common stock under the constructive sale provisions of the Code;
●	a trader in securities that has elected the mark-to-market method of tax accounting for securities;
●	an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes;
●	a person who is a partner or investor in a partnership or other pass-through entity that holds the common stock;
●	a U.S. person whose “functional currency” is not the U.S. dollar;
●	a controlled foreign corporation or passive foreign investment company;
●	a qualified foreign pension fund or an entity that is wholly-owned by one or more qualified foreign pension funds; or
●	a U.S. expatriate.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a share of common stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a share of common stock that is (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in each case is not subject to U.S. federal income tax on a net income basis on income or gain from a share of common stock.

If a partnership holds shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares of common stock or a partner therein should consult its own tax advisors as to the tax consequences of holding and disposing of shares of common stock.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

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Certain U.S. Federal Income Tax Considerations for U.S. Holders of Common Stock

Dividends on our Common Stock

We do not expect to declare or pay any distributions on our common stock in the foreseeable future. If we do make any distributions on shares of our common stock, however, such distributions will be includible in the gross income of a U.S. holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits would be treated as a return of the holder’s tax basis in its common stock and then as gain from the sale or exchange of the common stock. Under current law, if certain requirements are met, a preferential U.S. federal income tax rate will apply to any dividends paid to a holder of common stock who is a U.S. individual.

Distributions to U.S. holders that are corporate stockholders, constituting dividends for U.S. federal income tax purposes, may qualify for the dividends received deduction, or DRD, which is generally available to corporate stockholders. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be eligible for a DRD. In addition, a DRD is available only if certain holding periods and other taxable income requirements are satisfied.

Sale of Common Stock

A U.S. holder of common stock will generally recognize gain or loss on the taxable sale, exchange, or other taxable disposition of such stock in an amount equal to the difference between such U.S. holder’s amount realized on the sale and its adjusted tax basis in the common stock sold. A U.S. holder’s amount realized should equal the amount of cash and the fair market value of any property received in consideration of its stock. The gain or loss should be capital gain or loss and should be long-term capital gain or loss if the common stock is held for more than one year at the time of disposition. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Under current law, long-term capital gain recognized by an individual U.S. holder is generally eligible for a preferential U.S. federal income tax rate.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on shares of common stock and to the proceeds of a sale of common stock unless a U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if a U.S. holder fails to provide its correct taxpayer identification number and certification of exempt status or fails to report in full dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

SELLING STOCKHOLDER

The shares of Common Stock offered under this prospectus may be offered from time to time by the Selling Stockholder or by any of their respective pledgees, donees, transferees or other successors-in-interest. As used in this prospectus, the term “selling stockholder” includes any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge or other non-sale related transfer. The Selling Stockholder acquired the shares of our Common Stock being offered under this prospectus directly from us. We issued the shares of Common Stock to the Selling Stockholder in reliance on an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder.

. We will not receive any of the proceeds from the sale of the shares of our Common Stock offered under this prospectus.

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PLAN OF DISTRIBUTION

The Common Stock covered hereby is being registered to permit the resale of Common Stock by the Selling Stockholder from time to time after the date of this prospectus. There can be no assurance that the Selling Stockholder will sell any or all of the Common Stock offered hereby. We will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholder.

The Selling Stockholder may sell all or a portion of the Common Stock offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale (but not at a fixed price), by a variety of methods including the following:

●	on any national securities exchange or over-the-counter market on which the Common Stock may be listed or quoted at the time of sale;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;

●	in “at the market” offerings to or through market makers into an existing market for Common Stock;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	private negotiation transactions;

●	in transactions otherwise than on such exchanges or in the over-the-counter market;

●	through a combination of any such methods; or

●	through any other method permitted under applicable law.

We will pay the reasonable expenses incident to the registration and offering of the Common Stock offered hereby. We have agreed to indemnify Hexstone and certain other persons against certain liabilities in connection with the offering of shares offered hereby, including liabilities arising under the Securities Act or if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Hexstone has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Hexstone specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares of Common Stock registered hereunder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of Common Stock.

Hexstone has represented to us that at no time prior to the ELOC Purchase Agreement has Hexstone or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Hexstone or any hedging transaction, which establishes a net short position with respect to our Common Stock.

We have advised Hexstone that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes a selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

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LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

Our financial statements included herein for the years ended December 31, 2024 and December 31, 2025 have been audited by Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the shares of Common Stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

We post on our public website (https://www.callanjmb.com/) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference into this prospectus specific documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information.

We incorporate by reference into this prospectus the documents listed below:

● our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026;

● our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 15, 2026;

● our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 14, 2026; and

● all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities covered by this prospectus (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 or 7.01 of a Current Report on Form 8-K).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, at no cost, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number: Callan JMB Inc., 244 Flightline Drive, Spring Branch, Texas 78070-6241, telephone: (830) 438-0395.

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6,000,000 Shares of Common Stock by the Selling Stockholder

CALLAN JMB INC.

PROSPECTUS

September ___, 2026

We or the Selling Stockholder have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Indemnification of Directors and Officers

Nevada law provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation (i.e., a “non-derivative proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she:

●	Is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation; or
●	Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor (i.e., a “derivative proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he:

●	Is not liable under Section 78.138 of the Nevada Revised Statute for breach of his or her fiduciary duties to the corporation; or

●	Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Under Nevada law, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation is obligated to indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company plans to enter into an underwriting agreement in connection with this offering that provides that the underwriters are obligated, under some circumstances, to indemnify the Company’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

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Item 15. Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities, which were not registered under the Securities Act.

●	On July 24, 2025, we entered into the ELOC Purchase Agreement with the Hexstone, pursuant to which Hexstone has committed to purchase up to an aggregate of $25.0 million of the Company’s Common Stock, subject to certain limitations, from time to time and at the Company’s sole discretion over the term of the ELOC Purchase Agreement. The ELOC Purchase Agreement also permits the Company to deliver an exemption purchase notice for $1,000,000 on the date of signing, with the shares so purchased to be delivered following the Commencement Date, and the Company delivered an exemption purchase notice for $550,000 for the purchase by Hexstone of 123,208 shares of Common Stock.

●	On February 2, 2024, the Company entered into a Reorganization Agreement and Plan of Share Exchange (as amended, the “Exchange Agreement”) with Coldchain Technology Services, LLC. (“CTS”), pursuant to which, amongst other things, it acquired CTS’s 100% membership interest in exchange for a combined of 5,000,000 shares of common stock, consisting of: (a) 3,750,000 shares of common stock to Wayne Williams, its Chief Executive Officer and President, and (b) 1,250,000 shares of common stock to David J. Croyle, M.D., its Chief Medical Officer. Pursuant to the said transaction, CTS is now a wholly-owned subsidiary of the Company.

Pursuant to an Exchange and Reorganization Agreement, dated as of November 14, 2024, among the Company, and all the existing stockholders of the Company, such stockholders have exchanged all their existing shares of the Company’s common stock for new shares common stock at a ratio of 0.6 new share for 1 existing share. As a result of the exchange, the total number of shares of Company stock outstanding was reduced from 5,000,000 shares to 3,000,000 shares.

Unless otherwise noted, the above-listed securities were issued in reliance upon the exemption from the registration requirements of Section 5 of the Securities Act provided by Section 4(a)(2) and/or Rule 506(b) of Form D promulgated under the Securities Act due the fact that such issuances did not involve a public offering of securities and no solicitation or advertisement was made.

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Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description
5.1*	Opinion of Sichenzia Ross Ference Carmel LLP
10.16**	Asset Purchase and Sale Agreement, dated August 19, 2026, by and among Reger Oil, Inc., Callan Power LLC and Callan JMB Inc. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K (File No. 001-42506) filed with the SEC on August 24, 2026)
10.17**	Asset Purchase and Sale Agreement, dated August 26, 2026, by and between The Pfanenstiel Company, LLC and Callan Power LLC. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K (File No. 001-42506) filed with the SEC On August 31, 2026)
23.1*	Consent of Rosenberg Rich Baker Berman, P.A.
23.2*	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1 hereto)

*	Filed herewith.
**	Previously filed.

Item 17. Undertakings

a) The undersigned registrant hereby undertakes:

(1.) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i.) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii.) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii.) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2.) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3.) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

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(4.) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5.) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(6.) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Spring Branch, Texas, on September 16, 2026.

CALLAN JMB INC.

By:	/s/ Wayne Williams
Wayne Williams
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Wayne Williams	Chief Executive Officer, President, and Chairman of the Board	September 16, 2026
Wayne Williams	(Principal Executive Officer) and Director

/s/ Christopher Shields	Interim Chief Financial Officer	September 16, 2026
Christopher Shields	(Principal Financial and Accounting Officer)

/s/ David J. Croyle, M.D.	Chief Medical Officer	September 16, 2026
David J. Croyle, M.D.

/s/ Gerald Dial	Director	September 16, 2026
Gerald Dial

/s/ Liberty Duke	Director	September 16, 2026
Liberty Duke

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